Exhibit 4.02

THIS NOTE IS A REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREIN AND IS REGISTERED IN THE NAME USB NOMINEES (UK) LIMITED, AS NOMINEE OF U.S. BANK NATIONAL ASSOCIATION, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME AND EUROCLEAR BANK SA/NV. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY OR IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

No. 1	Common Code/ISIN 136238426/XS1362384262

PRAXAIR, INC.

€550,000,000

1.200% Notes due February 12, 2024

Praxair, Inc. promises to pay to USB NOMINEES (UK) LIMITED or registered assigns the principal sum of FIVE HUNDRED FIFTY MILLION EUROS on February 12, 2024.

Interest Payment Date:  February 12
Record Dates:  January 28

ELAVON FINANCIAL SERVICES LIMITED,
UK BRANCH
Transfer Agent and Paying Agent

By:  ___________________________________
        Name:
        Title:

By:  ___________________________________
        Name:
        Title:

[Global Note]

PRAXAIR, INC.

By:  ________________________
        Name:  Stephen F. Angel
        Title:    Chairman, President and
                     Chief Executive Officer

By:  ________________________
        Name:  Matthew J. White
        Title:    Senior Vice President and
                     Chief Financial Officer

(SEAL)

[Global Note]

Authenticated:
ELAVON FINANCIAL SERVICES LIMITED
Registrar, by

By:  ___________________________________
       Name:
       Title:

By:  ___________________________________
       Name:
       Title:

[Global Note]

PRAXAIR, INC.
1.200% Note due February 12, 2024

1.	Interest.

Praxair, Inc. (“Company”), a Delaware corporation, promises to pay interest on the principal amount of the Securities (as defined below) at the rate per annum shown above.  The Company will pay interest annually in arrears on February 12 of each year commencing February 12, 2017.  Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 12, 2016.  Interest on the Securities will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Securities (or February 12, 2016 if no interest has been paid on the Securities), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

2.	Method of Payment.

The Company will pay interest on the Securities to the persons who are registered Holders of the Securities at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture.  Holders must surrender Securities to a Paying Agent to collect principal payments.  The Company may pay principal and interest by check payable in such money.  It may mail an interest check to a Holder’s registered address.

All payments of interest and principal, including payments made upon redemption of the Securities, will be payable in euro. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Securities will be made in U.S. dollars until the euro is again available to the Company or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recently available euro/U.S. dollar exchange rate, as determined in the Company’s sole discretion. Any payment in respect of the Securities so made in U.S. dollars will not constitute an Event of Default under the Securities or the Indenture (as defined below). Neither the Trustee nor any Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

3.	Bond Agents.

Elavon Financial Services Limited, UK Branch will initially act as paying agent (“Paying Agent”) and Transfer Agent with respect to the Securities and Elavon Financial Services Limited will initially act as Registrar with respect to the Securities.  Upon notice to U.S. Bank National Association, as Trustee (the “Trustee”), the Company may change any Paying Agent, Transfer Agent or Registrar.  The Company or any Affiliate may act in any such capacity.  Subject to certain conditions, the Company may change the Trustee.

4.	Indenture.

The Company issued the securities of this series (“Securities”) under an Indenture dated as of July 15, 1992 (“Indenture”) between the Company and the Trustee.  The terms of the Securities include those stated in the Indenture and in the Bond Resolution creating the Securities and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (15 U.S. Code § 77aaa-77bbbb) (the “TIA”).  Securityholders are referred to the Indenture, the Bond Resolution and the TIA for a statement of such terms.

5.	Redemption.

All or part of the Securities may be redeemed at any time at the Company’s option.  The redemption price for the Securities to be redeemed on any redemption date will be equal to the greater of:

(1) the principal amount of the Securities being redeemed plus accrued and unpaid interest to the redemption date; or

(2) the sum of the present values of the principal amount of the Securities, together with the scheduled annual payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the Securities, in each case discounted to the redemption date on an ACTUAL/ACTUAL (ICMA) day count basis at the applicable Comparable Government Bond Rate (as defined below), plus 20 basis points, plus accrued and unpaid interest on the principal amount of the Securities to the redemption date.

Once notice of redemption is given, the Securities called for redemption become due and payable on the redemption date at the redemption price stated in the notice.

In any case, the principal amount of a Security remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof.  There is no sinking fund for the Securities.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a German government bond whose maturity is closest to the maturity of the Securities to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Business Day” means any day, other than a Saturday or a Sunday, (1) which is not a day on which banking institutions are authorized or obliged by law or executive order to close in New York City or London and (2) on which the Trans−European Automated Real−time Gross Settlement Express Transfer System (the TARGET2 system), or any successor thereto, is open.

The Company may from time to time without the consent of the Holders of Securities create and issue further notes having the same terms and conditions as the Securities so that the further issue is consolidated and form a single series with the Securities.

6.           Payment of Additional Amounts

The Company shall, subject to the exceptions and limitations set forth below, pay additional amounts as are necessary in order that the net payment by the Company of principal of and interest on the Securities to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or similar governmental charge (each, a “Tax”) imposed by the United States, will not be less than the amount which would have been received by such Holder in respect of such payments in the absence of such withholding or deduction; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)
to any Tax to the extent such Tax is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Security), or a fiduciary, settlor, beneficiary, partner, member or shareholder of the Holder if the Holder is an estate, nominee, trust, partnership, limited liability company or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b)
having or having had any other connection with the United States (other than a connection arising solely as a result of the ownership of the Securities, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c)
being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)
being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any amended or successor provision; or

(e)	being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)
to any Holder that is not the sole beneficial owner of the Securities, or a portion of the Securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)
to any Tax to the extent such Tax would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or other information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Securities, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction of, such Tax;

(4)	to any Tax that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(5)	to any estate, inheritance, gift, sales, value added, excise, transfer, wealth, gains, personal property Tax or similar Tax;

(6)
to any withholding or deduction required to be made pursuant to any European Union directive on the taxation of savings, or any similar directive of any jurisdiction outside of the European Union, or any law implementing or complying with, or introduced in order to conform to any such directive;

(7)
to any Tax required to be withheld by any paying agent from any payment of principal of or interest on any Security, if such payment can be made without such withholding by at least one other paying agent;

(8)
to any Tax to the extent such Tax would not have been imposed but for the presentation by the Holder or beneficial owner of any Security, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)
to any Tax to the extent such Tax is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Securities in the ordinary course of its lending business or (ii) that is neither (A) buying the Securities for investment purposes only nor (B) buying the Securities for resale to a third-party that either is not a bank or holding the Securities for investment purposes only;

(10)
to any Tax imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or other official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code;

(11)	to any backup withholding Tax imposed pursuant to Section 3406 of the Code (or any amended or successor provision);

(12) (13)	to any Tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or in the case of any combination of items in the clauses above.

                Except as specifically provided under this Section 6, the Company is not required to make any payment for any Tax imposed by any government or any political subdivision or taxing authority of or in any government or political subdivision.

               As used under this Section 6 and Section 7 below, the term “United States”  means the United States of America, any state thereof or the District of Columbia, and the term “United States person” means any person that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation, partnership or other entity organized under the laws of the United States, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) it has a valid election is in place under applicable U.S. Treasury regulations to be treated as a domestic trust.

Neither the Trustee nor the Paying Agent shall be responsible for determining whether and how much additional amounts are due and shall exclusively rely on the Company’s certification as to the foregoing.

7.           Redemption Upon Tax Event

If, as a result of any change in, or amendment to, any laws (which includes, for the avoidance of doubt, any treaties), or any regulations or rulings promulgated thereunder, of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application, administration or interpretation of any such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after February 4, 2016, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay any additional amounts as provided in Section 6 with respect to the Securities, then the Company may at any time at its option redeem, in whole but not in part, the Securities on not less than 10 nor more than 60 days prior notice given by the Company to the Holders, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those Securities to, but not including, the date fixed for redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which the Company would be obligated to pay such additional amounts if a payment in respect of the Securities were then due.

8.	Denominations, Transfer, Exchange.

The Securities are issuable in registered form without coupons in denominations of €100,000 and whole multiples of €1,000 in excess thereof.  The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture.  The Transfer Agent may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture.

9.	Persons Deemed Owners.

The registered Holder of a Security may be treated as its owner for all purposes.

10.	Amendments and Waivers.

Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the Holders of a majority in principal amount of the Securities of all series affected by the amendment.  Subject to certain exceptions, a default on a series may be waived with the consent of the Holders of a majority in principal amount of the series.

Without the consent of any Securityholder, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

11.	Restrictive Covenants.

The Securities are unsecured general obligations of the Company.  The Indenture does not limit other unsecured debt of the Company.  It does limit certain mortgages and sale-leaseback transactions if the property mortgaged or leased is a manufacturing facility in the United States (excluding its territories and possessions) that is of material importance to the Company’s consolidated business.  It also limits the amount of debt that may be incurred by the Company’s subsidiaries.  The limitations are subject to a number of important qualifications and exceptions.

12.	Successors.

When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

13.	Defeasance Prior to Maturity.

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to maturity.  U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such obligations.

14.	Defaults and Remedies.

An Event of Default includes: default for 30 days in payment of interest on the Securities; default in payment of principal on the Securities; default by the Company for a specified period after notice to it in the performance of any of its other agreements applicable to the Securities; and certain events of bankruptcy or insolvency.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities.

Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

15.	Trustee Dealings with Company.

U.S. Bank National Association, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those persons, as if it were not Trustee.

16.	No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Securityholder by accepting a Security waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Securities.

17.	Authentication.

This Security shall not be valid until authenticated by a manual signature of the Registrar.

18.	Abbreviations.

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TENENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture and the Bond Resolution.  Requests may be made to: Corporate Secretary, Praxair, Inc., 39 Old Ridgebury Road, Danbury, CT  06810-5113.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

                                                                               __________________________________________________________
                                                                                       :                                                                                                                             :
                                                                                       :                                                                                                                             :
                                                                               __________________________________________________________
                                                                                                              (Insert assignee’s soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ___________________________ agent to transfer this Security on the books of the Company.  The Agent may substitute another to act for him.

Date: _________________	Your signature: ___________________________ ___________________________

 (Sign exactly as your name appears on the other side of this Security)